Exhibit 19
BLACK DIAMOND THERAPEUTICS, INC.
THIRD AMENDED AND RESTATED
INSIDER TRADING POLICY

Black Diamond Therapeutics, Inc. (together with its subsidiary, the “Company”) has adopted the following policy and procedures for securities trading by the Company’s directors, officers, employees and designated consultants and contractors. This Third Amended and Restated Insider Trading Policy (as may be amended, restated or otherwise modified from time to time in accordance with its terms, this “Insider Trading Policy”) is intended to prevent insider trading in securities, the misuse of material nonpublic information, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy, and we have appointed Brent Hatzis-Schoch, the Company’s Chief Operating Officer and General Counsel, as the Compliance Officer (with his designees, the “Compliance Officer”) to administer this Insider Trading Policy. Please contact Brent Hatzis-Schoch at bhatzisschoch@bdtx.com if you have any questions regarding this Insider Trading Policy.
PART I. OVERVIEW
A.    To Whom does this Insider Trading Policy Apply?
This Insider Trading Policy is applicable to the Company’s directors, officers, employees and designated consultants and contractors, including anyone employed by or acting as a director of any of the Company’s subsidiaries, and applies to any and all transactions by such persons and their Affiliated Persons (as defined below) in the Company’s securities.
In addition, all individuals set forth on Exhibit A hereto and any other employees designated by the Compliance Officer because they have access to material nonpublic information about the Company (collectively, “Insiders”) must comply with the Trading Procedures set forth in Part II of this Insider Trading Policy (the “Trading Procedures”). Generally, the Trading Procedures provide rules for when the persons covered by the Trading Procedures can trade in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by such persons. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.
This Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):
•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are
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financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.));
•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
•all persons who execute trades on your behalf; and
•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.
This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. In the event that you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures contained herein, will continue to apply to you and your Affiliated Persons until the first trading day after any material nonpublic information known to you has become public or is no longer material.
B.    What is Prohibited by this Insider Trading Policy?
You and your Affiliated Persons are prohibited from engaging in insider trading and from otherwise trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.
Prohibition on Trading in Company Securities
When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from trading (whether for your account or for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this Insider Trading Policy that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
The trading prohibitions in this Insider Trading Policy do apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Prohibition on Tipping
Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.
Prohibition on Trading in Securities of Other Companies
Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company’s vendors, suppliers or collaboration, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.
If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Compliance Officer before trading in any of those companies’ securities.
Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of another company, even if the Company does not have an existing business relationship or is not discussing a potential transaction or business relationship with such company, you should exercise caution when trading in the securities of that company because the U.S. Securities and Exchange Commission (the “SEC”) has successfully brought an insider trading claim against an insider in those circumstances.
Other Prohibited Transactions
•No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
•No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
•No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
•No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).
Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
Restricted Trading Periods

From time to time, in connection with an announcement of material information about the Company or when significant developments or announcements are anticipated, the Company may impose a temporary prohibition on trading in the Company’s securities that applies to specified groups of employees or, in rare instances, all persons covered by this Insider Trading Policy. In such event, you will be notified by e-mail and/or other means of the imposition and expected duration of the trading prohibition. During that period, no person covered by such a notice may trade in our securities (subject to the limited exceptions set forth in this Insider Trading Policy).
C.    What is Material, Nonpublic Information?
This Insider Trading Policy prohibits you from trading in the securities of the Company or any other company if you are in possession of information about the Company or any other company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer.
“Material” Information
Information about the Company or any other company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or potential investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies covered by this Insider Trading Policy that would preclude you from trading in their securities.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:
•developments regarding any programs in clinical development or subject to regulatory approval, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed clinical trials;
•
•projections of future earnings or losses, or other earnings guidance;
•earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•changes in management or the Board of Directors;

•significant actual or threatened litigation or governmental investigations or major developments in such matters;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•changes in dividend policy, declarations of stock splits, or proposed securities offerings or other financings;
•potential defaults under the Company’s credit agreements or indentures, or the existence of material liquidity deficiencies; and
•bankruptcies or receiverships.
By including the list above, the Company does not mean to imply that each of these items above is per se material. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new products or contracts may clearly be material to an issuer; yet that does not mean that all product developments or contracts will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.
The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.
“Nonpublic” Information
Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following the Company’s public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.
For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on the following Wednesday. However, if the Company announces this material information after trading begins on a Tuesday, the first time that you can buy or sell Company securities is the opening of the market on the following Thursday.
D.    What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?
Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.
The penalties for violating rules against insider trading can be severe and include:
•forfeiting any profit gained or loss avoided by the trading;
•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of a violation, have purchased or sold, as applicable, securities of the same class;
•payment of criminal penalties of up to $5,000,000;
•payment of civil penalties of up to three times the profit made or loss avoided; and
•imprisonment for up to 20 years.
The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2.5 million or more (subject to period inflation adjustments), up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
Violation of this Insider Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
E.    How Do You Report a Violation of this Insider Trading Policy?
If you have a question about this Insider Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Compliance Officer. In addition, if you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer.

PART II. TRADING PROCEDURES
A.    Special Trading Restrictions Applicable to Insiders
In addition to the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:
1.    Special Closed Trading Periods.

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would otherwise be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies to ensure compliance with this Insider Trading Policy. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

2.    Gifts and Other Distributions in Kind.
No Insider may donate or make any other transfer of Company securities without consideration when the Insider is not permitted to trade. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy. Making a gift shall be considered trading in securities for purposes of the Pre-Clearance Procedures and Post-Trade Reporting Procedures in Section II.B. below.
B.     Pre-Clearance Procedures
No Insider may trade in Company securities unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will receive approval for his own trades from the Chief Financial Officer or Chief Executive Officer.
1.Procedures. No Insider may trade in Company securities until:
•The Insider has notified the Compliance Officer in writing (which may be made via e-mail) of the amount and nature of the proposed trade(s). Such notification shall include information set forth on Exhibit B attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, such notification should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;
•The Insider has certified to the Compliance Officer in writing (which may be made via e-mail) prior to the proposed trade(s) that the Insider is not in possession of material, nonpublic information concerning the Company;
•The Insider has informed the Compliance Officer, in writing (which may be made via e-mail), whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and
•The Compliance Officer has approved the trade(s) and has certified such approval in writing (which may be made via e-mail).
The Compliance Officer does not assume the responsibility for, and approval from the Compliance Officer does not protect the Insider from, the consequences of prohibited insider trading.
2.Additional Information.
Insiders shall provide to the Compliance Officer any documentation the Compliance Officer reasonably requests in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Compliance Officer.
3.Notification of Brokers of Insider Status
    Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their Affiliated Persons has been precleared by the Company; and (c) the broker is expected to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.
4.No Obligation to Approve Trades.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer may reject any trading request at his or her sole discretion.
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. The Compliance Officer may decline an Insider’s request to preclear a proposed trade based on the existence of a material, nonpublic development – even if the Insider is not aware of that material, nonpublic development. If any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may determine not to approve any transactions in the Company’s securities. The Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. If an Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason.
5.Completion of Trades.
After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.
6.Post-Trade Reporting.
The details of any transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported in writing to the Compliance Officer (which may be made via e-mail) by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction is otherwise entered into. Each report an Insider makes to the Compliance Officer should include the date of the transaction, quantity of shares, price and name of the broker-dealer through which the transaction was effected and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by sending (or having such Insider’s broker send) a trade order confirmation to the Compliance Officer if the Compliance Officer receives such information by the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.
C.    Exemptions
1.Pre-Approved Rule 10b5-1 Plan.
Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to provide information set forth in Exhibit B attached to this Insider Trading Policy for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.
The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.
Prior to approving a Rule 10b5-1 Plan, the Compliance Officer may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Compliance Officer deems to be in the best interests of the Company.
Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Compliance Officer. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above.
Any modification or termination of a Rule 10b5-1 Plan previously approved by the Compliance Officer requires a new approval by the Compliance Officer. The Compliance Officer may require as a condition to such approval that the modification or termination occur during a trading window, that the Insider not be aware of material nonpublic information and that additional conditions, such as a cooling off period, must be satisfied.
2.Employee Benefit Plans.
Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section C above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.
Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2020 Employee Stock Purchase Plan. However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.
D.    Waivers
A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or his or her designee or the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors.
PART III. AMENDMENT
This Insider Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.
PART IV. ACKNOWLEDGEMENT
This Insider Trading Policy will be delivered to all current Insiders and to all future directors, officers, designated employees and designated consultants at the start of their employment or relationship with the Company. Upon first receiving a copy of this Insider Trading Policy, each individual must acknowledge that he or she has received a copy and agrees to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The acknowledgment attached hereto as Exhibit C must be returned within ten (10) days of receipt to (which may be via e-mail):
Black Diamond Therapeutics, Inc.
One Main Street, 14th Floor
Cambridge, MA 02142

    This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

From time to time, directors, officers, designated employees and designated consultants will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the Compliance Officer or his or her designee.
*    *    *
Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.
Adopted on December 5, 2019, as amended on March 7, 2023, June 6, 2024 and ____, 2025.

EXHIBIT A
INSIDERS
•Directors
•Officers
•Employees who are VP level and above
•Members of the finance department that are involved in preparing periodic financial reporting
•Such other individuals as may be designated by the Company from time to time

EXHIBIT B
INFORMATION REQUIRED FOR PRE-CLEARANCE*
•Insider’s name

•Intent to purchase:
oNumber of shares
oIntended trade date
oMeans of acquiring shares:
Acquisition through employee benefit plan, e.g. stock option exercise (please specify)
Purchase through a broker on the open market
Other (please specify)

•Intent to sell:
oNumber of shares
oIntended trade date
oMeans of selling shares:
Sale through employee benefit plan, e.g. “cashless” stock option exercise (please specify)
Sale through a broker on the open market
Other (please specify)

•Section 16 applicability:
oConfirmation of whether you are subject to Section 16
oTo the best of your knowledge, confirmation that you have not (and are not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act

•Rule 144 applicability (not applicable if transaction requested involves a purchase):
oConfirmation of whether you are an “affiliate” of the Company and whether the requested transaction involves the sale of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended)
oTo the best of your knowledge, confirmation that the requested transaction will meet all of the applicable conditions of Rule 144

•Confirmation of transaction
oPurchase of shares:
Number of shares
Price per share
Date and approximate time of purchase
oSale of shares:
Number of shares
Price per share
Date and approximate time of sale

*Please contact the Compliance Officer if you have a question regarding the required information
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EXHIBIT C
ACKNOWLEDGMENT
I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Third Amended and Restated Insider Trading Policy (as may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Insider Trading Policy”) of Black Diamond Therapeutics, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons” [(including such persons listed below)]. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plan(s) against the transfer of any Company securities that the Company considers to be in contravention of the Insider Trading Policy.
I hereby designate the following investment funds and partnerships as entities for which the Trading Procedures shall not apply:___________________________________________ ____________________________________________________________________________. I hereby represent to the Company that such entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop-transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:

Name:

Title:

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